NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS
Strong Double-Digit Growth in Revenue with Record Levels of Operating and Net Income from Continuing Operations and Earnings per Share Delivered

•	Revenues up 18.6% to $389.4 million fueled by double-digit growth in all operating segments.

•	Operating income from continuing operations up more than three-fold to $67.6 million reflecting higher revenues and benefits from cost reduction programs in all operating segments.

•	Record net income and diluted EPS from continuing operations of $41.1 million and $0.39, respectively.

•	Adjusted EBITDA up 91.6% to $125.1 million; adjusted EBITDA margins of 32.1%, up 12.2 percentage points. Adjusted EPS of $0.46, up 206.7%.

•	Project 30 expanded with the launch of Technology Transformation Initiative.

•	Company doubles plan for repurchasing common stock to at least 10 million shares in 2012; 1.7 million shares repurchased during the second quarter.

•	Previously announced $100 million debt reduction program completed.

Santa Ana, Calif., July 23, 2012 - CoreLogic (NYSE:CLGX), a leading provider of information, analytics and business services, today reported financial results for the quarter ended June 30, 2012.

Anand Nallathambi, President and Chief Executive Officer, said, “CoreLogic achieved record levels of revenue, operating and net income and adjusted EBITDA from continuing operations in the second quarter of 2012. We grew revenues in each of our operating segments at double-digit rates with Mortgage Origination Services expanding almost 30%. We also continued to aggressively transform our cost structure and drive productivity. Profitable top-line growth and cost reductions are driving significantly higher margins in all of our business segments. The Company's second quarter results clearly demonstrate the growth and profit potential of our market-leading data, analytics and services businesses.”

Nallathambi continued, “Our strong year-to-date operating results and the recent increase in our full-year financial guidance are the result of a laser-like focus on executing against our strategic business plan. CoreLogic has delivered strong revenue and earnings growth for the fourth quarter in a row.”

“CoreLogic has significantly expanded margins and free cash flow conversion in 2012 by improving operating leverage and delivering against our Project 30 plans. The recent launch of our Technology Transformation Initiative represents an important expansion in the size and scope of Project 30 and should generate significant cost efficiencies beginning in 2014,” added Frank Martell, Chief Financial Officer. “Higher margins along with double-digit growth have boosted free cash flow conversion to approximately 60% of adjusted EBITDA year-to-date. This has allowed us to double our 2012 share repurchase target to 10 million shares and reduce debt balances approximately $114 million. We believe we are well positioned to deliver against our business and financial objectives in 2012 and generate longer-term value for our shareholders.”

Second Quarter Financial Highlights

Revenues increased 18.6% or $60.9 million to $389.4 million for the quarter ended June 30, 2012. Data & Analytics (D&A) revenues increased 12.4% or $16.1 million to $145.8 million primarily as a result of the 2011 acquisitions of

RP Data and Tarasoft and growth in advisory project revenues. Mortgage Origination Services (MOS) revenues rose 28.5% or $34.2 million to $154.1 million fueled principally by the impact of increased demand for credit and tax services and flood certifications resulting from higher market activity. Default Services (DS) revenues of $93.6 million were up 13.9% or $11.4 million from the same prior year period reflecting higher volumes of field services and loss mitigation programs.

Operating income from continuing operations totaled $67.6 million for the second quarter of 2012 compared with $18.8 million for the second quarter of 2011. This increase of 258.7% was driven by higher revenues and ongoing cost reduction and productivity initiatives. Second quarter 2012 operating income margins were 17.4% compared with 12.6% for the first quarter of 2012 and 5.7% for the second quarter of 2011. Second quarter 2012 operating income included the benefit of approximately $7.3 million related to the settlements of certain intellectual property (IP) related claims asserted by CoreLogic, which were partially offset by $3.1 million in one-time costs related to the launch of the Technology Transformation Initiative as well as the strategic review process which was completed in February 2012.

Second quarter 2012 net income from continuing operations totaled $41.1 million, a $0.8 million or 2.0% increase from the same prior year period. Second quarter 2011 net income from continuing operations of $40.3 million included a one-time after-tax gain of approximately $35.9 million related to the Company's May 2011 purchase of 100% ownership interest in RP Data, Inc. Excluding the impact of this gain, second quarter 2012 net income from continuing operations was up nine fold or $36.6 million from the same prior year period.

Second quarter 2012 adjusted EBITDA totaled $125.1 million, a 91.6% improvement from second quarter 2011. Adjusted EBITDA margin of 32.1% was up from 19.9% in the second quarter of 2011. D&A segment adjusted EBITDA totaled $50.9 million, a $19.7 million or 63.2% increase from the prior year period attributable principally to the acquisitions of RP Data and Tarasoft, IP settlements (referenced above), growth in advisory services and benefits from cost reductions. Adjusted EBITDA for the MOS segment increased $34.1 million or 103.4% to $67.1 million primarily due to higher revenues and cost reductions. Adjusted EBITDA attributable to the DS segment was $21.6 million, a 61.9% increase driven mainly by higher revenues, efficiency gains and lower customer claims experience.

Diluted earnings per share (EPS) from continuing operations totaled $0.39 for the second quarter of 2012, an increase of $0.02 or 5.4% from the second quarter of 2011. Second quarter 2011 EPS included approximately $0.33 related to the one-time gain associated with the Company's purchase of RP Data, Inc. (referenced above). Adjusted diluted EPS totaled $0.46, which represented a $0.31 or 206.7% increase over the same 2011 period. Increases in EPS and adjusted EPS reflect higher revenues and improved margins as well as the impact of share repurchases completed during 2011 and the second quarter of 2012.

Cost Reduction Programs

As part of its previously announced Project 30 program, the Company has targeted a reduction in certain costs by $60 million in 2012 and an additional $20 million in 2013. Actual and planned cost reductions relate primarily to workforce reductions in corporate shared services and information technology (IT), the outsourcing of certain IT and business process functions and cuts in spending on real estate and outside services. First half 2012 cost reductions related to Project 30 totaled approximately $35.1 million.

CoreLogic recently entered into a multi-year agreement with Dell Services to assist the Company in the implementation of its Technology Transformation Initiative (TTI). The primary objective of the TTI is to convert the Company's existing technology infrastructure to a new state-of-the-art platform which is expected to provide CoreLogic with new functionality, increased performance, and an overall reduction in application management and development costs. Following an initial transition period of approximately thirty months, CoreLogic expects to realize net operating expense reductions of approximately $35 to $40 million per year compared to 2012 projected operating cost run-rates. The Company expects to incur non-recurring cash and non-cash charges of approximately $40 million during the transition period in conjunction with exiting its existing data center and related infrastructure.

Liquidity and Capital Resources

At June 30, 2012, the Company had cash and cash equivalents of $259.7 million compared with $259.3 million at December 31, 2011. Total debt as of June 30, 2012 was $794.6 million, down $113.7 million from December 31, 2011, with available capacity on the Company's credit facility of approximately $498.8 million. The reduction in outstanding debt was primarily the result of the Company's previously announced plan to reduce indebtedness, through voluntary and scheduled principal payments, by at least $100.0 million during the first half of 2012.

Free cash flow (FCF) for the second quarter of 2012 totaled $93.5 million, which represented approximately 74.7% of adjusted EBITDA. Second quarter FCF included approximately $19.2 million related to one-time IP settlements, tax refunds and the timing of collections. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. FCF totaled $142.7 million for the first six months of 2012.

The Company's previously announced plan to repurchase at least 5 million shares of its common stock during 2012 has been increased to at least 10 million shares under an existing Board of Directors authorization. During the second quarter of 2012, CoreLogic repurchased approximately 1.7 million common shares for $28.7 million including commission costs.

Non-GAAP Measures

This press release contains certain non-GAAP measures which the Company believes provide a useful supplement to its financial statements reported in accordance with U.S. GAAP. These non-GAAP measures are not in accordance with or a substitute for, U.S. GAAP. For more information about the Company's non-GAAP financial measures, refer to the discussion on the Use of Non-GAAP Financial Measures and the reconciliations of non-GAAP measures to their nearest GAAP equivalents in this release. Additional information on non-GAAP measures can be found on the CoreLogic investor website (http://investor.corelogic.com).

Teleconference/Webcast

CoreLogic management will host a live audio webcast on Tuesday, July 24, 2012, at 8:00 a.m. Pacific time (11:00 a.m. Eastern time) to discuss financial and business highlights. Interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. The discussion is also available through dial-in number 1-800-265-0241 for U.S./Canada participants or 617-847-8704 for international participants using Conference ID 65952970. A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 88331713.

Additional detail on the Company's second quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

Media Contact: Alyson Austin, office phone: 714-250-6180, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading provider of information, analytics and business services. The Company combines public, contributory and proprietary data to develop predictive decision analytics and provides business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built one of the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The Company, headquartered in Santa Ana, Calif., has approximately 5,000 employees globally. For more information, visit www.corelogic.com.

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and profit growth, future margin improvement and future adjusted EBITDA and EPS performance, our ability to meet our 2012 business and financial objectives and generate longer-term value for our shareholders; estimated future cost savings and the impact thereof; mortgage market trends; expected share repurchase amounts and timing; net operating expense reductions, expected non-recurring cash and non-cash charges; and targeted cost reductions. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2011, as updated by our Quarterly Reports on Form 10-Q, including but not limited to: limitations on access to or increase in prices for data from various external sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally, together with our customer concentration and the impact of these factors thereon; the restrictive covenants in the agreements governing certain of our outstanding indebtedness; our cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; risks related to the outsourcing of services and our international operations; the inability to control the operations and dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for, U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS and free cash flow provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 40%. Adjusted EPS is derived by dividing adjusted net income by diluted weighted shares. Free cash flow is defined as operating cash flow less capitalized expenditures for property, plant, equipment, data and intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic limiting comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2012	2011	2012	2011
Operating revenues	$389,361	$328,421	$747,462	$644,703
External cost of revenues	93,216	69,337	173,597	133,278
Salaries and benefits	134,510	142,027	272,252	283,023
Other operating expenses	63,168	71,946	128,428	133,678
Depreciation and amortization	30,905	26,278	60,396	49,315
Total operating expenses	321,799	309,588	634,673	599,294
Income from continuing operations	67,562	18,833	112,789	45,409
Interest expense:
Interest income	761	1,221	1,462	3,188
Interest expense	14,095	23,030	28,938	32,547
Total interest expense, net	(13,334)	(21,809)	(27,476)	(29,359)
(Loss)/gain on investments and other, net	(1,252)	60,041	389	90,901
Income from continuing operations before equity in earnings of affiliates and income taxes	52,976	57,065	85,702	106,951
Provision for income taxes	23,578	22,495	36,816	56,294
Income from continuing operations before equity in earnings of affiliates	29,398	34,570	48,886	50,657
Equity in earnings of affiliates, net of tax	11,745	5,719	21,215	12,053
Net income from continuing operations	41,143	40,289	70,101	62,710
Gain/(loss) from discontinued operations, net of tax	983	(8,556)	(7,985)	(6,905)
Gain/(loss) from sale of discontinued operations, net of tax	466	—	(2,987)	—
Net income	42,592	31,733	59,129	55,805
Less: Net (loss)/income attributable to noncontrolling interests	(65)	248	(158)	1,065
Net income attributable to CoreLogic	$42,657	$31,485	$59,287	$54,740
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$41,208	$40,041	$70,259	$61,645
Gain/(loss) from discontinued operations, net of tax	983	(8,556)	(7,985)	(6,905)
Gain/(loss) from sale of discontinued operations, net of tax	$466	$—	$(2,987)	$—
Net income attributable to CoreLogic	$42,657	$31,485	$59,287	$54,740
Basic income/(loss) per share:
Net income from continuing operations	$0.39	$0.37	$0.66	$0.55
Gain/(loss) from discontinued operations, net of tax	0.01	(0.08)	(0.08)	(0.06)
Gain/(loss) from sale of discontinued operations, net of tax	$—	$—	$(0.03)	$—
Net income attributable to CoreLogic	$0.40	$0.29	$0.55	$0.49
Diluted income/(loss) per share:
Net income from continuing operations	$0.39	$0.37	$0.66	$0.55
Gain/(loss) from discontinued operations, net of tax	0.01	(0.08)	(0.07)	(0.06)
Gain/(loss) from sale of discontinued operations, net of tax	$—	$—	$(0.03)	$—
Net income attributable to CoreLogic	$0.40	$0.29	$0.56	$0.49
Weighted-average common shares outstanding:
Basic	105,895	108,018	106,245	111,781
Diluted	106,468	108,641	106,886	112,486

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except per share value)	June 30,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$259,673	$259,266
Marketable securities	22,683	20,884
Accounts receivable (less allowance for doubtful accounts of $23,370 and $17,365 as of June 30, 2012 and December 31, 2011, respectively)	238,943	213,339
Prepaid expenses and other current assets	50,670	51,659
Income tax receivable	—	15,110
Deferred income tax assets, current	39,584	39,584
Due from First American Financial Corporation ("FAFC"), net	540	621
Assets of discontinued operations	35,574	55,516
Total current assets	647,667	655,979
Property and equipment, net	203,186	214,237
Goodwill, net	1,473,146	1,472,206
Other intangible assets, net	151,174	164,365
Capitalized data and database costs, net	306,248	304,006
Investment in affiliates, net	110,078	113,809
Deferred income tax assets, long-term	36,553	38,305
Restricted cash	22,034	22,044
Other assets	128,831	125,120
Total assets	$3,078,917	$3,110,071
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$128,130	$122,859
Accrued salaries and benefits	83,938	86,444
Income taxes payable	33,794	—
Deferred revenue, current	224,017	201,689
Current portion of long-term debt	955	62,268
Liabilities of discontinued operations	25,354	27,399
Total current liabilities	496,188	500,659
Long-term debt, net of current	793,660	846,027
Deferred revenue, net of current	314,579	338,799
Deferred income tax liabilities, long term	17,761	18,383
Other liabilities	167,158	161,382
Total liabilities	1,789,346	1,865,250

Equity:
CoreLogic stockholders' equity:
Common stock, $0.00001 par value; 180,000 shares authorized; 105,265 and 106,544 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	1,040,908	1,053,447
Retained earnings	265,474	209,389
Accumulated other comprehensive loss	(18,943)	(20,316)
Total CoreLogic stockholders' equity	1,287,440	1,242,521
Noncontrolling interests	2,131	2,300
Total equity	1,289,571	1,244,821
Total liabilities and equity	$3,078,917	$3,110,071

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2012	2011
Cash flows from operating activities:
Net income	$59,129	$55,805
Less: Loss from discontinued operations, net of tax	(7,985)	(6,905)
Less: Loss from sale of discontinued operations, net of tax	(2,987)	—
Net income from continuing operations	70,101	62,710
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	60,396	49,315
Provision for bad debt and claim losses	11,205	11,380
Share-based compensation	9,031	5,978
Equity in earnings of affiliates, net of taxes	(21,215)	(12,053)
Loss on sale of property and equipment	960	—
Loss on early extinguishment of debt	353	10,190
Deferred income tax	903	25,538
Gain on investments and other, net	(389)	(90,901)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(26,658)	8,728
Prepaid expenses and other current assets	878	(13,491)
Accounts payable and accrued expenses	2,257	(11,989)
Deferred revenue	(1,892)	(23,554)
Due to/from FAFC	471	(15,092)
Income taxes	47,153	7,354
Dividends received from investments in affiliates	37,219	23,144
Other assets and other liabilities	(7,706)	(1,353)
Net cash provided by operating activities - continuing operations	183,067	35,904
Net cash provided by operating activities - discontinued operations	9,490	5,557
Total cash provided by operating activities	$192,557	$41,461
Cash flows from investing activities:
Purchase of redeemable noncontrolling interests	—	(72,000)
Purchases of capitalized data and other intangible assets	(15,397)	(13,158)
Purchases of property and equipment	(24,939)	(22,674)
Cash paid for acquisitions, net of cash acquired	—	(184,220)
Purchases of investments	—	(28,721)
Proceeds from sale of property and equipment	1,832	—
Proceeds from sale of investments	—	53,847
Change in restricted cash	123	—
Net cash used in investing activities - continuing operations	(38,381)	(266,926)
Net cash used in investing activities - discontinued operations	(4,745)	(2,999)
Total cash used in investing activities	$(43,126)	$(269,925)
Cash flows from financing activities:
Proceeds from long-term debt	—	857,646
Debt issuance costs	—	(21,636)
Repayment of long-term debt	(113,825)	(704,619)
Proceeds from issuance of stock related to stock options and employee benefit plans	768	3,420
Minimum tax withholding paid on behalf of employees for restricted stock units	(2,577)	(1,844)
Shares repurchased and retired	(28,744)	(176,512)
Distribution to noncontrolling interests	(10)	(4,615)
Tax benefit related to stock options	109	367
Net cash used in financing activities - continuing operations	(144,279)	(47,793)
Net cash provided by financing activities - discontinued operations	2	—
Total cash used in financing activities	$(144,277)	$(47,793)

Net increase/(decrease) in cash and cash equivalents	5,154	(276,257)
Cash and cash equivalents at beginning of period	259,266	426,212
Less: Change in cash and cash equivalents - discontinued operations	4,747	2,558
Cash and cash equivalents at end of period	$259,673	$147,397

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the Three Months Ended June 30, 2012
(in thousands)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$30,532	$39,831	$19,860	$(37,247)	$52,976
Pretax equity in earnings	571	18,533	—	119	19,223
Depreciation & amortization	18,246	7,392	1,811	3,456	30,905
Total interest expense	703	77	(70)	12,624	13,334
Stock-based compensation	1,098	1,305	32	2,242	4,677
Non-operating investment (gains)/losses	(268)	—	—	1,246	978
Efficiency investments	—	—	—	3,053	3,053
Adjusted EBITDA	$50,882	$67,138	$21,633	$(14,507)	$125,146

	For the Three Months Ended June 30, 2011
(in thousands)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$16,838	$16,138	$12,059	$12,030	$57,065
Pretax equity in earnings	(474)	10,029	(78)	52	$9,529
Depreciation & amortization	14,128	6,039	1,342	4,769	$26,278
Total interest expense	(1)	(688)	(51)	22,548	21,809
Stock-based compensation	770	1,264	94	740	2,868
Non-operating investment (gains)/losses	(83)	—	—	(59,338)	(59,421)
Efficiency investments	—	230	—	6,955	7,185
Adjusted EBITDA	$31,178	$33,012	$13,366	$(12,244)	$65,313

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended June 30, 2012
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$30,532	$39,831	$19,860	$(37,247)	$52,976
Pretax equity in earnings	571	18,533	—	119	19,223
Stock-based compensation	1,098	1,305	32	2,242	4,677
Non-operating investment (gains)/losses	(268)	—	—	1,246	978
Efficiency investments	—	—	—	3,053	3,053
Adjusted pretax income from continuing operations	$31,933	$59,669	$19,892	$(30,587)	$80,907
Tax provision (40% rate)					32,363
Less: Net loss attributable to noncontrolling interests					(65)
Adjusted net income attributable to CoreLogic					$48,609
Weighted average diluted common shares outstanding					106,468
Adjusted diluted EPS					$0.46

	For the Three Months Ended June 30, 2011
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	16,838	16,138	12,059	12,030	57,065
Pretax equity in earnings	(474)	10,029	(78)	52	9,529
Stock-based compensation	770	1,264	94	740	2,868
Non-operating investment (gains)/losses	(83)	—	—	(59,338)	(59,421)
Efficiency investments	—	230	—	6,955	7,185
Write-off of deferred financing costs	—	—	—	10,195	10,195
Adjusted pretax income from continuing operations	$17,051	$27,661	$12,075	$(29,366)	$27,421
Tax provision (40% rate)					10,968
Less: Net income attributable to noncontrolling interests					248
Adjusted net income attributable to CoreLogic					$16,205
Weighted average diluted common shares outstanding					108,641
Adjusted diluted EPS					$0.15